EXHIBIT 21.1

SUBSIDIARIES OF CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

Name of Subsidiary	Jurisdiction of Organization
Calumet Operating, LLC	Delaware

Calumet LP GP, LLC	Delaware

Calumet Lubricants Co., Limited Partnership	Indiana

Calumet Sales Company Incorporated	Delaware

Calumet Shreveport, LLC	Indiana

Calumet Shreveport Lubricants & Waxes, LLC	Indiana

Calumet Shreveport Fuels, LLC	Indiana

Calumet Finance Corp.	Delaware

Calumet Penreco, LLC	Delaware

Calumet Superior, LLC	Delaware

Calumet Missouri, LLC	Delaware

TruSouth Oil, LLC	Louisiana